Exhibit 10.1

Release and Settlement Agreement

This Release and Settlement Agreement (“Agreement”) is entered into between the following parties (“the Parties”): Axion Power International, Inc. (“Axion”) and Robert Averill (“Averill”).

Recitals

On or about May 8, 2013, Averill loaned Axion the principal amount of $735,000 pursuant to a Subordinated Convertible Note, which was amended by the parties pursuant to the form of Amended Promissory Note, effective June 13, 2014 (collectively, the “Note”).

The Parties want to resolve their differences and reach an end, compromise, and settlement for all disputes existing and potentially existing between them from the Note.

Agreement

In consideration of the mutual execution of this Agreement and the releases and promises made in the Agreement by the Parties, the Parties agree as follows:

1.	In full satisfaction of the amounts due to Averill by Axion under the Note, Axion shall immediately pay Averill the principal amount of $735,000 in cash pursuant to wire or ACH instructions to be provided by Averill to Axion. The remainder of the balance due is $106,424 shall be converted into shares of Common Stock of Axion at a conversion price of $1.10 per share (and the Note is deemed amended to change the conversion price set forth therein to $1.10 per share), which is 96,749 shares. Axion also agrees to issue to Averill a warrant to purchase 96,749 shares of Axion common stock at an exercise price of $1.00 per share with a term of five years. The cash payment, shares of stock and warrant are collectively referred to as the “Payment”. Upon receipt from Averill’s attorney of a statement therefor, Axion shall pay to such attorney legal fees in the amount of $30,000 to Mr. Averill. Payment of fees and delivery of the stock certificate and warrant shall be made pursuant to instructions to be delivered by Averill to Axion.

2.	Immediately upon receipt of the Payment by Averill, Averill hereby forever releases, discharges, acquits and forgives Axion and its officers, directors and professionals from any and all claims, actions, suits, demands, agreements, and each of them, if more than one, liabilities, judgments, and proceedings both at law and in equity arising from the beginning of time to the date of these presents and as more particularly related to or arriving from the Note. Specifically, and in no way limiting the foregoing, Averill agrees to immediately release any and all liens created by that certain Security Agreement entered into in connection with the Note, and the filing by Axion, as his attorney in fact, of one or more Termination Statements on Form UCC-3 and any other documentation, as necessary to release such liens. All other claims or potential claims, not arising with respect to the Note, are specifically preserved.

3.	Axion and Averill hereby confirm that the shares issued in paragraph 1 above are deemed a conversion of the Note and thus “tack back” to the original date of issuance of the Note for purposes of Rule 144.

4.	The Parties agree to act in good faith and to cooperate fully with each other in carrying out the intent of this Agreement, and for that purpose agree to execute all additional documents as may prove reasonably necessary to accomplish that intent.

5.	The failure of any Party at any time to require performance of any provision of this Agreement shall not limit that Party’s right to enforce the provision, nor shall any waiver of any breach of any provision constitute a waiver of that provision itself.

6.	This Agreement shall inure to the benefit of and shall be binding upon each of the Parties here and their respective agents, representatives, executors, administrators, trustees, personal representatives, partners, directors, officers, shareholders, agents, attorneys, insurers, employees, representatives, predecessors, successors, heirs and assigns.

7.	The Parties agree that the laws of the State Pennsylvania shall be utilized in construing this Agreement and in enforcing the rights and remedies of the Parties.

8.	The provisions here are not intended for the benefit of any third party, but solely for the parties to this Agreement.

9.	The undersigned Parties each further expressly warrant and represent to one another as follows:

a.	They have read this Agreement and have consulted with their respective attorneys concerning its contents and legal consequences and have requested any change in language necessary or desirable to effectuate their intent and expectations so that the rule of construction of contracts construing ambiguities against the drafting party shall be inapplicable;

b.	They have investigated the facts to the extent that they have deemed necessary in their sole discretion and have assumed any risk of mistake of fact and any facts proven to be other than or different from the facts now known to any of the Parties and therefore intend this Agreement to be binding without regard to any mistake of fact or law relating to the subject matter of this Agreement;

c.	The Agreement is being executed solely in reliance on their own respective judgment, belief and knowledge of the matters set forth here and on the advice of their respective attorneys following an independent investigation of all relevant matters to the extent they deem necessary and reasonable;

d.	They have taken all actions and obtained all authorizations, consents and approvals as are conditions precedent to their authority to execute this Agreement and thus warrant that they are fully authorized to bind the Party for which they execute this Agreement; and,

e.	There has been and will be no assignment or other transfer of any claim released here, or any part thereof, and each Party agrees to defend, indemnify and hold harmless the other party from any claims, obligations, or other liabilities, including specifically attorney’s fees and costs incurred, which result from the assertion by any third party of a right to any claim which is released by this Agreement.

10.	The foregoing warranties and representations shall survive the execution and delivery of this Agreement.

11.	The Parties hereby incorporate the Recitals set forth above as an integral part of this Agreement and acknowledge the truth and accuracy of those Recitals.

12.	This Agreement is the entire, final, and complete agreement of the Parties relating to the subject of this Agreement, and supersedes and replaces all prior or existing written and oral agreements between the Parties or their representatives relating thereto. No amendment or modification of this Agreement shall be effective unless in a writing executed by all Parties whose interests are affected by the modification.

13.	If any provision of this Agreement is held to be invalid or unenforceable, all remaining provisions will continue in full force and effect.

The Parties, by their signatures below, have executed this Agreement and agree to be bound by it.

AXION POWER INTERNATIONAL, INC.
DATED: December ___, 2014 By:
David DiGiacinto CEO

DATED: December ___, 2014 By:
Robert Averill

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